Exhibit 8.2

Telephone: (512) 477-4467	Larry E. Temple Attorney-At-Law Suite 1510 400 West 15th Street Austin, Texas 78701	Telecopier: (512) 477-4478

June 12, 2007

The Bank of Navasota, NA

Bank of Navasota

109 West Washington

Navasota, Texas 77868

Ladies and Gentlemen:

I have acted as special counsel to the Bank of Navasota, NA (“Company”), a national banking association located in Navasota, Texas, in connection with the merger (the “Merger”) of the Company with and into Prosperity Bank (the “Bank”), a Texas Banking association and a wholly owned subsidiary of Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 1, 2007 by and among Prosperity, the Bank and the Company (the “Merger Agreement”). Prosperity has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is delivered pursuant to Section 12.3 of the Merger Agreement.

In rendering this opinion, I have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to my satisfaction, of the Merger Agreement and such other documents and records as I have deemed necessary and relevant for purposes of this opinion. In addition, I have expressly relied upon certain representations made to me by officers of Prosperity and the Company. If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to me are not true and accurate, then I express no opinion to the extent the subject matter of this opinion is affected thereby. I have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to me as originals, the conformity to authentic original documents and records of all documents and records submitted to me as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as I have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. I assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Merger, when consummated in accordance with the terms of the Merger Agreement and Registration Statement, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

My opinion is limited to the foregoing federal income tax consequences of the Merger to Company, which are the only matters as to which you have requested my opinion. I have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and I have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Company in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents my best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. I hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. By giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Larry Temple
Larry Temple